CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 5 to the Registration Statement (Form S-3) and related Prospectus of AMR Corporation and American Airlines, Inc. related to the registration of $300,000,000 of 4.25% Senior Convertible Notes due 2023 of AMR Corporation and 17,283,000 shares of AMR Corporation common stock and to the incorporation by reference therein of our reports dated February 16, 2004, with respect to the consolidated financial statements and schedules of AMR Corporation and American Airlines, Inc. included in AMR Corporation’s and American Airlines, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Dallas, Texas
October 20, 2004